Exhibit 99

OMI Corporation Orders Vessel

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 5, 2003--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced that it has ordered one 37,000 dwt ice-class 1A product carrier to be built by Hyundai Mipo Dockyard Co., Ltd., Ulsan, Korea. The vessel is scheduled to be delivered in June of 2005.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer, commented that "we continue to grow our core business of double hull product carriers and Suezmaxes; this is the fifth sister product carrier on order, three of which will commence five year time charters upon their deliveries in 2004. We maintain our optimistic outlook for both time charter and spot market business."
    OMI is a major international tanker owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 40 vessels, primarily Suezmaxes and product carriers, aggregating in excess of 3.1 million deadweight tons. The Company currently has 21 of its 40 vessels on time charter. With the above order, OMI has on order five 37,000 dwt ice class 1A product carriers scheduled to be delivered in 2004 and 2005. Three of the product carriers will commence five year time charters at the time of delivery.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789